Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM F-1

(Form Type)

MAREX GROUP PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	ordinary shares, nominal value $0.001551 per share	Rule 457(c)	2,051,372	$35.50	$72,823,706.00	$153.10 per $1,000,000	$11,149.31

	Total Offering Amounts					$72,823,706.00		$11,149.31

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,149.31(3)

(1)

Represents only the 2,051,372 additional ordinary shares being registered, which includes 267,570 ordinary shares that may be sold as part of the underwriters’ option to purchase additional shares. Does not include the securities that the registrant previously registered on the Registration Statement on Form F-1 (File No. 333-286522) (the “Earlier Registration Statement”).

(2)	Based on the public offering price.
(3)

The registration fee is calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The registrant previously registered securities on the Earlier Registration Statement having a proposed maximum aggregate offering price of $364,118,750. The Earlier Registration Statement was declared effective by the Securities and Exchange Commission on April 16, 2025. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $72,823,706.00 is hereby registered, which includes ordinary shares issuable upon the exercise of the underwriters’ option to purchase additional shares.